As filed with the Securities and Exchange Commission on December 28, 2005

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REPUBLIC BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Kentucky	61-0862051
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 West Market Street

Louisville, Kentucky 40202

(502) 584-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

REPUBLIC BANCORP 401(K)/PROFIT SHARING PLAN AND TRUST

(Full Title of the Plan)

Michael Ringswald, Esq.

Senior Vice President and General Counsel

REPUBLIC BANCORP, INC.

601 West Market Street
Louisville, Kentucky 40202
(502) 584-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

James A. Giesel, Esq.

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

(502) 589-5400

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, no par value	500,000		$21.91		$10,955,000		$1,172.19
Plan Interests (3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)

(1)           This Registration Statement covers shares of Class A Common Stock, no par value (the “Class A Common Stock”) of Republic Bancorp, Inc. (the “Registrant”) which may be offered or sold pursuant to the Republic Bancorp 401(k)/Profit Sharing Plan and Trust (the “401(k) Plan”).  This Registration Statement also relates to such indeterminate number of additional shares of Class A Common Stock as may be required pursuant to the Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.

(2)           This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of determining the amount of the registration fee.  The registration fee is based upon the average of the high and low sale price for a share of common stock, as reported on the NASDAQ Stock Market as of a date within five business days prior to filing this Registration Statement.

(3)           In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Republic Bancorp 401(k)/Profit Sharing Plan and Trust.  In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant and the Plan hereby incorporate by reference the following documents that have previously been filed with the Securities and Exchange Commission (the “Commission”):

•      the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

•      the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•      the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•      the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•      the Registrant’s Current Reports on Form 8-K filed on March 16, July 5, July 26, August 16 and September 21, 2005; and

•      the description of the Registrant’s Class A Common Stock, contained in Registrant’s Registration Statement on Form 8-A as filed on July 20, 1998, including  any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant and the plan pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6.    Indemnification of Directors and Officers.

The Bylaws of the Registrant require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director or officer: (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

These provisions and contracts could reduce the legal remedies available to the Registrant and its stockholders against these individuals.  In addition, the Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

Item 8.    Exhibits.

Exhibit No.	Description

23.1	Consent of Crowe Chizek and Company LLC.

24.1	Powers of Attorney (included in the signature page of this Registration Statement).

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.    Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant  pursuant to the foregoing provisions, or otherwise, the Registrant  has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant  of expenses incurred or paid by a director, officer, or controlling person of the Registrant  in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant  will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on December 28, 2005.

REPUBLIC BANCORP, INC.

By:	/s/ Steven E. Trager
Steven E. Trager
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Steven E. Trager and Kevin Sipes, and each of them singly, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernard M. Trager
Bernard M. Trager	Chairman of the Board of Directors	December 28, 2005

/s/ Steven E. Trager	President and Chief Executive Officer and Director
Steven E. Trager	(Principal Executive Officer)	December 28, 2005

/s/ Kevin Sipes	Executive Vice President and Chief Financial Officer
Kevin Sipes	(Principal Financial Officer and Principal Accounting Officer)	December 28, 2005

/s/ Charles E. Anderson
Charles E. Anderson	Director	December 28, 2005

/s/ Bill Petter
Bill Petter	Vice Chairman and Director	December 28, 2005

/s/ Sandra Metts Snowden
Sandra Metts Snowden	Director	December 28, 2005

/s/ R. Wayne Stratton
R. Wayne Stratton	Director	December 28, 2005

/s/ Henry M. Altman
Henry M. Altman	Director	December 28, 2005

/s/ Susan Stout Tamme
Susan Stout Tame	Director	December 28, 2005

/s/ A. Scott Trager
A. Scott Trager	Vice Chairman and Director	December 28, 2005

The Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Danville, Commonwealth of Kentucky on December 28, 2005.

KENTUCKY TRUST COMPANY,
as Trustee of the Republic Bancorp 401(k)/Profit Sharing Plan and Trust

By:	/s/ Brian K. Reynolds
Name: Brian K. Reynolds
Title: SVP

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Crowe Chizek and Company LLC.
24.1	Powers of Attorney (included in the signature page of this Registration Statement).